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                                                                      EXHIBIT 21


                                  SUBSIDIARIES


1.       National Electronic Information Corporation

2.       Medical Electronic Data Exchange, Inc. (indirect subsidiary)

3.       Medical Electronic Data Index, Inc. (indirect subsidiary)

4.       Professional Office Systems, Inc.

5.       Healthcare Data Interchange Corporation

6.       ENVOY/Express Bill, Inc.

7.       Automated Revenue Management, Inc.